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                  Resources Accrued Mortgage Investors 2, L.P.
                          5 Cambridge Center, 9th Floor
                         Cambridge, Massachusetts 02142


January 17, 2001

Dear Limited Partner:

         Please be advised that the general partners of Resources Accrued Mortgage Investors 2, L.P. (the "Partnership") are affiliated with Bighorn Associates LLC, the entity making an offer to purchase units of limited partnership interest in the Partnership. As a result of this affiliation, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their units pursuant to the Offer.

         We are enclosing for your information a copy of the Schedule 14D-9 which we have filed with the Securities and Exchange Commission which sets forth more detailed information.

                                       Sincerely,

                                       RESOURCES ACCRUED MORTGAGE
                                       INVESTORS 2, L.P.

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